REAL PROPERTY PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

This Real Property Purchase and Sale Agreement and Escrow Instructions ("Agreement"), is made and entered into this 1st day of April, 2008 (the "Effective Date"), by and between DeRuyter Properties, L.P., an Idaho limited partnership ("Seller") and Alternative Energy Holdings, Inc., a Nevada corporation, and its successors or assigns ("Buyer"). Seller and Buyer may be collectively referred to as the "parties" herein.

RECITALS:

A. Seller is the owner of that certain real property legally described on Exhibit A, attached hereto and made a part hereof consisting of approximately 1400 acres (the "Property").

B. Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase from Seller all of Seller's right, title and interest in and to the Property upon the terms and conditions set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the sums to be paid by Buyer to Seller, the sufficiency of which is acknowledged by the Parties, and the mutual covenants and the representations and warranties herein contained and intending to be legally bound, the parties agree as follows:

SECTION 1.
PURCHASE AND SALE

Seller hereby agrees to sell, assign and convey the Property to Buyer, including the irrigation equipment located therein and affixed to the Property, together and all rights and appurtenances pertaining thereto but excluding any personal property. Buyer hereby agrees to purchase the Property for the Purchase Price (defined below) and according to the covenants, terms and conditions contained herein.

SECTION 2.
PURCHASE PRICE

The total purchase price for the Property (the "Purchase Price") is Fifteen Million and 00/100ths Dollars ($15,000,000) to be paid in immediately available funds. As of the Effective Date, buyer has delivered to Seller the sum of $500 which shall be deemed earned by Seller and nonrefundable to Buyer and shall not be applied to the Purchase Price at Closing.

SECTION 3.
BUYER'S FEASIBILITY STUDY

3.1 General Review Period. Buyer shall have one hundred twenty (120) days from the Effective Date, terminating at 5:00 p.m., Mountain Standard Time, on such one hundred

twentieth (120th) day, to conduct Buyer's general due diligence review of the Property subject to the license requirements of Section 3.2 (the "Feasibility Period"). Buyer's due diligence review of the Property shall include, without limitation, the inspection of the physical and environmental condition of the Property and the location of wind towers subject to the limitations of Section 3.3 below. Buyer shall indemnify and hold Seller absolutely blameless and harmless from and against any and all loss, injury, damage to person or property, claim, demand, liability or obligation of whatsoever nature resulting from, occasioned by or arising in connection with any inspections, studies or installation of equipment of the Property. All such investigations, studies and installations shall be at Buyer's sole cost and expense, shall be undertaken solely at the behest of Buyer as contract vendee, not at the behest of Seller and shall be conducted in such a fashion as to not interfere with Seller's use or operation of the Property and not give rise to any lien against the Property.

3.2 Satisfaction or Waiver of Buyer's Feasibility Study. On or before expiration of the Feasibility Period, Buyer shall deliver one of the following notices to the Closing Agent with a copy to Seller:

3.2.1 Notice of Suitability. A notice stating that Buyer has completed its feasibility study, or waives its right to complete a feasibility study, and elects to proceed to closing this transaction on the remaining terms of this Agreement (the "Buyer's Approval Notice").

3.2.2 Notice of Unsatisfactory Suitability. A notice stating that Buyer has completed its feasibility study and, in Buyer's sole discretion, has found the Property not to be acceptable to Buyer and therefore elects to terminate this Agreement. Buyer shall promptly and at its sole cost and expense remove any installations on the Property caused by Buyer in the event this Agreement is terminated for any reason.

3.2.3 Failure to Give Notice. If neither such notice is given within the Feasibility Period, Buyer shall be deemed to have waived any objections with respect to feasibility and approved the Property as if a notice of suitability had been delivered pursuant to Section 3.1, above.

3.3 License. Seller hereby grants Buyer, its agents, employees and contractors, a license to enter the Property under the following terms and conditions ("License"):

3.3.1 The term of the License shall begin on the Effective Date and continue to the expiration of the Feasibility Period, or the termination of this Agreement, whichever is earlier.

3.3.2 Buyer's right to enter the Property shall be for the limited purpose of physical inspections, conducting surveys, soil tests, engineering studies and environmental studies, and any other tests or studies Buyer, in its reasonable discretion, deems necessary for its inspection of the Property. Buyer shall not damage or harm the Property and shall not interfere with the farming operations of the Property, including, without limitation, any interference with the use and operation of the irrigation system (including pivots) located on the Property.

3.3.3 Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, damages, liability, causes of action, judgments, expenses (including reasonable attorneys' fees and reasonable attorneys' fees on appeal) arising out of or in any way connected with Buyer's exercise of the License.

3.4 Buyer's Obligations During Feasibility Period.

3.4.1 Buyer agrees that it will cause it and any person accessing the Property hereunder to be covered by not less than Two Million and 00/100ths Dollars ($2,000,000.00) commercial general liability insurance (with, in the case of Buyer's coverage, a contractual liability endorsement, insuring its indemnity obligation under this Agreement), insuring all activity and conduct of such person while exercising such right of access, issued by an insurance company licensed in the state of Idaho reasonably acceptable to Seller.

3.4.2 Buyer agrees to indemnify, defend and hold harmless Seller, and its affiliates, members, partners, subsidiaries, shareholders, officers, directors and agents from any loss, injury, damage, cause of action, liability, claim, lien, cost or expense, including reasonable attorneys' fees and costs, arising from the exercise by Buyer or its employees, consultants, agents or representatives of the License or out of any of the foregoing actions taken during the Feasibility Period, or any time during, on or before closing. The indemnity in this Section 3.4.2 shall survive the closing or any termination of this Agreement.

3.4.3 Buyer agrees that any inspection, test or other study or analysis of the Property or installation of improvements shall be performed at Buyer's expense and in strict accordance with applicable law.

3.4.4 Buyer agrees at its own expense to promptly repair or restore the Property to as good as condition as Buyer found the Property, or, at Seller's option, to reimburse Seller for the actual amount of repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of its condition. The obligations set forth in this Section 3.4.4 shall survive the closing or the termination of this Agreement.

SECTION 4.
TITLE INSURANCE

4.1 Title Insurance.

4.1.1 Within twenty (20) days after full and final execution of this Agreement, Seller will provide Buyer with a preliminary title commitment (the "Commitment") for title insurance with standard coverage issued by First American Title Insurance Company (the "Title Company" or "Closing Agent"), with copies of all exceptions set forth therein, which Commitment shall be updated to reflect any undisclosed matters reflected in the Survey.

4.1.2 Buyer shall have until fifteen (15) business days before the end of the Feasability Period ("Title Review Period") to notify Seller of any objections (the "Title Objections") with respect to the Commitment. Buyer's failure to provide notice of any Title Objections prior to the expiration of the Title Review Period will be deemed approval by Buyer of the condition of title to the Land. Seller shall have ten (10) days after receipt of the Title

Objections to notify Buyer that Seller (a) will cause or (b) elects not to cause any or all Title Objections disclosed therein to be removed or insured over by the Title Company. If Seller fails to give any such notice, Seller shall be deemed to have elected not to cause any or all Title Objections to be cured. Any Title Objections affecting title to the Property, which can be removed by the payment of money on the closing, may be removed at that time if so elected by Seller. If Seller elects not to cause any or all Title Objections to be removed or insured over by the Title Company, Buyer shall notify Seller within two (2) days of the date Buyer is so informed whether Buyer elects to accept title without removal of the Title Objections or whether Buyer is terminating this Agreement. In the event Buyer fails to respond to Seller's election not to cause any or all Title Objections to be removed or insured over shall be deemed a waiver of the Title Objections and acceptance of title, and this Agreement shall not be terminable for matters of title. All exceptions set forth on the Commitment approved and accepted by Buyer or waived Title Objections shall be referred to as the "Permitted Exceptions."

4.1.3 If any title defect or other matter which would entitle Buyer to terminate this Agreement shall first arise after Buyer notifies Seller of its Title Objections pursuant to Section 4.1 and prior to the Closing or if Seller shall have breached any representation or warranty hereunder, Seller may elect, by written notice to Buyer (given within five (5) business days following the date Seller first receives notice of such title defect), to cure such title defect or other matter by causing it to be removed, insured over or bonded to cure such breach and Seller may adjourn the Closing for up to five (5) business days to do so. Except as otherwise provided in this Agreement, nothing contained in this Section 4.1 shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so. If Seller fails to cure any such title defect, Buyer shall have the right to terminate this Agreement.

4.1.4 As a condition to closing, Seller will provide to Buyer a standard coverage policy of title insurance ("Title Policy") pursuant to the Commitment, dated as of the Closing Date (defined below) and insuring Buyer in the amount of the final Purchase Price against loss or damage by reason of defect in Buyer's title to the Property subject only to (a) the printed exclusions and general exceptions appearing in the policy form; (b) the Permitted Exceptions (defined above); and (c) real property taxes and assessments that are not delinquent.

SECTION 5.
CASUALITY/CONDEMNATION

If, at anytime prior to the Closing Date, the Property, or any portion thereof, is damaged or destroyed by any casualty, or becomes subject to a pending or threatened condemnation and such damage or taking exceeds fifty percent (50%) of the Purchase Price, Buyer may, at its option, elect to (a) terminate this Agreement as a result of such casualty or condemnation, by giving written notice of such termination to Seller on or before the Closing Date, or (b) elect to proceed with the purchase of the Property, in which event the Purchase Price shall be reduced by the amount of the insurance proceeds and the deductible, if any, as to a casualty, or the amount of the condemnation awards or proceeds received by Seller at or prior to closing, as to a condemnation, and at closing, Seller shall assign to Buyer all of Seller's right in and to any future condemnation awards or insurance proceeds payable after closing. Seller shall immediately notify Buyer in writing of any pending or threatened condemnation or any casualty that comes to the actual knowledge of Seller.

SECTION 6.
REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 6.1 are correct and complete as of the Effective Date and will be correct and complete in all material respects as of the Closing Date.

6.1.1 Non-Foreign Person. Seller is not a "foreign person" as such term is defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended, and is not subject to withholding under the laws of the State of Idaho.

6.1.2 Title and Authority to Convey the Property. Seller will have on the Closing Date fee simple title to the Property, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interests, covenants, conditions, restrictions, rights of way, easements, judgments or other matter affecting title to the Property other than the Permitted Exceptions. On the Closing Date, Seller will have full power and authority to execute this Agreement and perform Seller's obligations hereunder.

6.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 6.2 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date.

6.2.1 Authority. On the Closing Date, Buyer, and the person signing on behalf of Buyer, will have full power and authority to execute this Agreement and perform Buyer's obligations hereunder, and if Buyer is an entity, all necessary action to authorize this transaction has been taken.

6.3 Breach of Warranties. In the event Buyer determines that Seller has breached any representation or warranty contained in this Agreement prior to the Closing Date, whether such determination is made by reason of notice provided by Seller or otherwise, Buyer shall provide Seller with written notice describing in reasonable detail any such breach. If Seller is unable or unwilling to cure any noticed breach prior to the Closing Date, Buyer's sole recourse shall be to terminate this Agreement.

SECTION 7.
1031 EXCHANGE

Either or both of Buyer and Seller, (or their partners, owners or members), may at their option effect the purchase and sale of the Property through a third party Section 1031 exchange, in which event the other party shall cooperate to that end and execute such documents as may be necessary therefor, provided that the Closing Date is not delayed, that the other party incurs no additional expense or liability, and is not required to take title to any property other than the Property and that the provisions hereof survive any exchange.

SECTION 8.
CLOSING

8.1 Closing Date. The closing of this Agreement shall be one hundred eighty (180) days from the effective date (the "Initial Closing Date"); provided, however, that Buyer will have the one time option to extend the Initial Closing Date for an additional one hundred eighty (180) days upon thirty (30) days prior written notice to Seller (the "Extended Closing Date"). The Initial Closing Date and the Extended Closing Date may be referred to individually as the "Closing Date".

8.2 Seller's Obligations at Closing. At the closing, Seller shall do the following: (a) execute, acknowledge and deliver to Buyer a grant deed (the "Deed") conveying the Property, subject only to the Permitted Exceptions; (b) cause the Title Company to issue the Title Policy; (c) execute and deliver to Closing Agent an Affidavit of Non-Foreign Status; and (d) deliver possession of the Property to Buyer.

8.3 Buyer's Obligations at Closing. At the closing, Buyer shall do the following: (a) deliver to Seller the Purchase Price; and (b) execute and deliver to Closing Agent a closing statement in a form acceptable to Buyer and which conforms to this Agreement and other documents reasonably required by the Closing Agent.

8.4 Closing Costs; Prorations. As provided below, each party hereto shall pay its share of the closing costs which are normally assessed by the Closing Agent against a seller or buyer in a transaction of this character in the county where the Property is located.

8.4.1 Closing Costs. The escrow fees and other costs of the Closing Agent, except the Title Policy premiums, shall be borne by Buyer. Recording costs shall be borne by the party requiring the specific document to be recorded. The costs of the Title Policy shall be paid by Seller. All other expenses incurred by Seller and Buyer with respect to this transaction, including, but not limited to attorneys' fees of Buyer and Seller, shall be borne and paid exclusively by the party incurring the same, without reimbursement, except to the extent otherwise specifically provided herein.

8.4.2 Proration of Property Taxes. Property and similar taxes and any assessments for the year of closing shall be prorated at the Closing Date.

SECTION 9.
DEFAULT

9.1 Seller's Default. If Seller breaches any of its representations, warranties, agreements or obligations under this Agreement, Buyer may give ten (10) days written notice to Seller of such breach ("Buyer's Notice"). If Seller's default is not cured within ten (10) days of receipt of Buyer's Notice, Buyer, at Buyer's option, may terminate this Agreement or seek specific performance as its sole and exclusive remedies.

9.2 Buyer's Default. If Buyer breaches any of the representations, warranties, agreements or its obligations contained in this Agreement, Seller may give ten (10) days written notice to Buyer of such breach ("Seller's Notice"); provided, however, failure to close the

transaction on the Closing Date shall be deemed an immediate default hereunder and shall not be subject to any cure period. If Buyer's default is not cured within ten (10) days of receipt of Seller's Notice, Seller's may seek specific performance, or pursue any other rights and remedies available at law or equity. In the event of Buyer's default hereunder resulting in the failure to close the transaction, Buyer shall be responsible for all escrow termination costs, commitment cancellation fees and all documented third-party fees incurred by Seller in connection with this Agreement.

9.3 Costs and Fees. In any suit, action or appeal therefrom to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred therein, including reasonable attorneys' fees and disbursements, and also including reasonable attorneys' fees and costs associated with any appeal of a judgment. The prevailing party will be that party who was awarded a judgment as a result of trial or arbitration, or who receives a payment of money from the other party in settlement of claims asserted by that party.

SECTION 10.
MISCELLANEOUS PROVISIONS

10.1 Independent Investigation. The consummation of this transaction shall constitute Buyer's acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property, and that it is accepting the Property in its "as is, where-is, with all faults, both patent and latent" condition without any warranties, express or implied, other than those expressly set forth herein or in the Deed.

10.2 Buyer Reliance. Buyer is experienced in and knowledgeable about the ownership and management of real estate of the same or similar type of the Property, and, except for the representations and warranties of Seller which are expressly set forth in this Agreement, it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential.

10.3 Assignment. Buyer may not assign this Agreement without Seller's prior written consent, which may be granted or withheld in Seller's sole discretion.

10.4 Risk of Loss. Risk of loss of or damage to the Property shall be borne by Seller up to the Closing Date. Risk of loss of or damage to the Property shall be borne by Buyer on and after the Closing Date.

10.5 Titles. The titles in this Agreement are for convenience only and shall not be used in any way to interpret the Agreement.

10.6 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and once so executed by all parties hereto each such counterpart will be deemed to be the original, but all counterparts together shall constitute but one (1) complete and binding agreement.

10.7 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) on the third (3rd) business day next following the date of its mailing by certified mail, postage prepaid, at a post office maintained by the United States Postal Service or Canada Post, or (iii) upon the receipt on a business day by facsimile transmission as evidenced by a receipt transmission report, if a facsimile number is provided herein (followed by delivery by one of the other means identified in (i)-(ii)), addressed as follows:

If to Seller, to:

DeRuyter Properties, L.P.
Attn: Nick and Suzanne DeRuyter
P.O. Box 580
Marsing, Idaho 83639
Facsimile: 208-454-1183

With a copy to:

Givens Pursley LLP
601 West Bannock
Boise, Idaho 83702
Attention: Anne C. Kunkel
Telephone: (208) 388-1200
Facsimile: (208) 388-1300

If to Purchaser, to:

Alternative Energy Holdings, Inc.
911 E Washington Creek Drive #150
Eagle Idaho 83616
Attention: Don Gillispie
Telephone: 208-939-9311
Facsimile: 208-9399260

With a copy to:

____
____
____
Attention: __________
Telephone: __________
Facsimile: __________

Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

10.8 Attorneys' Fees. In the event of any controversy, claim or action being made, filed or, instituted between the parties to this Agreement to enforce the terms and conditions of this Agreement or any of the other documents to be executed hereunder, or arising from the breach of any provision hereof, the prevailing party will be entitled to receive from the other party the reasonable attorneys' fees incurred by the prevailing party, whether or not such controversy or claim is litigated or prosecuted to judgment, including fees on appeal. The

prevailing party will be that party who was awarded judgment as a result of trial or arbitration, or who receives a payment of money or is granted concessions from the other party in settlement of claims asserted by that party.

10.9 Entire Agreement. This Agreement and the other documents to be executed by Buyer and Seller hereunder, embody the entire agreement between the parties relative to the subject matter hereof, and there are no oral or parol agreements existing between Seller and Buyer relative to the subject matter hereof which are not expressly set forth herein or in the documents to be executed hereunder and covered hereby, and in the case of any conflicts between any such documents, this Agreement shall control. This Agreement may be modified only by a written instrument signed by the parties.

10.10 Binding Effect. This Agreement shall inure to the benefit of and bind the parties hereto and their respective heirs, representatives, successors and assigns.

10.11 Additional Acts. Except as otherwise provided herein, in addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller or Buyer, Seller and Buyer hereby agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the closing and thereafter, any and all such further acts, deeds and assurances as Buyer or Seller, as the case may be, may reasonably require to (a) evidence and vest in the Buyer the ownership of and title to the Property, and (b) consummate the transaction(s) contemplated hereunder.

10.12 Governing Law. This Agreement shall be governed by the laws of the State of Idaho, and is to be performed In the State of Idaho.

10.13 Legal Representation. The parties acknowledge that each party, and, if they should so choose, their attorneys, have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto, and this Agreement shall be construed according to its fair meaning and not strictly for or against either party.

10.14 Exhibits. The exhibits referenced herein and attached hereto are incorporated in this Agreement as if fully set forth herein.

[end of text]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

SELLER

DeRuyter Properties, L.P., an Idaho limited partnership

By: DeRuyter Dairy, LLC, an Idaho limited liability company

By: [signature]
Nicolaas J. DeRuyter, Manager

BUYER

Alternative Energy Holdings, Inc., a(n) Nevada corporation

By: [signature]
Name: Don Gillispie
Title: CEO

LIST OF EXHIBITS

EXHIBIT A LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT A

Legal Description Of The Property

Township 8 South, Range 7 East, Boise Meridian, Elmore County, Idaho

Section 23: E1/2E1/2
Section 24: S1/2SE1/4, SW1/4, W1/2NW1/4
Section 25: NE1/4, W1/2SE1/4, W1/2
Section 26: NE1/4SE1/4, S1/2SE1/4
Section 35: N1/2NE1/4, NE1/4NW1/4